Exhibit 21.1

Emdeon Inc.

Subsidiaries of the Registrant

Entity Name	State of Organization

Advanced Business Fulfillment, LLC	Delaware

Chamberlin Edmonds & Associates, Inc.	Delaware

Chamberlin Edmonds Holdings, Inc.	Delaware

Chapin Revenue Cycle Management, LLC	Delaware

Dakota Imaging LLC	Delaware

EBS Holdco I, LLC	Delaware

EBS Holdco II, LLC	Delaware

EBS Master LLC	Delaware

Emdeon Business Services LLC	Delaware

Emdeon FutureVision LLC	Delaware

Envoy LLC	Delaware

EquiClaim, LLC	Delaware

eRx Network, L.L.C.	Texas

eRx Network Canada, Inc.	British Columbia

ExpressBill LLC	Delaware

Healthcare Technology Management Services LLC	Delaware

IMS-Net of Arkansas, Inc. (1)	Arkansas

IXT Solutions, Inc.	Tennessee

Kinetra LLC	Delaware

MedE America of Ohio LLC	Delaware

Medi, Inc.	California

MediFax-EDI Holding Company	Delaware

Medifax-EDI Holdings, Inc.	Delaware

MediFax-EDI, LLC	Tennessee

Minnesota Medical Communication Network LLC[1]	Colorado

TC3 Health, Inc.	Delaware

The Sentinel Group Services LLC	Delaware

(1)	Less than 100% owned.